PRESS RELEASE

Contact Information:

TXO Partners

Brent W. Clum

Co-CEO and CFO

817.334.7800

ir@txopartners.com

Release Date:

August 4, 2026

TXO PARTNERS DECLARES A SECOND QUARTER 2026 DISTRIBUTION OF $0.40 ON COMMON UNITS

Fort Worth, TX, August 2026—TXO Partners, L.P. (NYSE, NYSE Texas: TXO) announced today that the Board of Directors of its general partner declared a distribution of $0.40 per common unit for the quarter ended June 30, 2026. The quarterly distribution will be paid on August 21, 2026, to eligible unitholders of record as of the close of trading on August 14, 2026.

“The TXO team has worked diligently to build a more efficient, scalable and disciplined business. We are well into deploying the 2026 capital program and fully expect the benefits of that to be evident in the second half of the year. For perspective, we foresee the average lateral length of TXO’s operated wells in 2026 to approach 14,000 feet compared to the 2025 program average of roughly 10,000 feet, which translates into increased capital efficiency and better productivity,” stated Brent W. Clum, Co-Chief Executive Officer and CFO. “We continue to manage the business with a steady hand, the strengths of which were on full display during the quarter. Accordingly, we are pleased to declare a $0.40 per unit distribution.”

“With the closing of the previously announced asset sales during the quarter, TXO is focusing its capital investment into the high-impact Elm Coulee field in Montana. The ongoing drilling efforts are realizing outstanding results for oil production, while delineating our expansive inventory of more than one hundred future well sites. In conjunction, the company’s long-lived production in the Permian and San Juan basins continues to provide stable operations and volumes,” commented Gary D. Simpson, Co-Chief Executive Officer.

About TXO Partners, L.P.

TXO Partners, L.P. is a master limited partnership focused on the acquisition, development, optimization and exploitation of conventional oil, natural gas, and natural gas liquids (NGL) reserves in North America. TXO’s current acreage positions are concentrated in the Permian Basin of West Texas and New Mexico, the San Juan Basin of New Mexico and Colorado and the Williston Basin of Montana and North Dakota.

Quarterly Report on Form 10-Q

TXO's financial statements and related footnotes will be available in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which TXO will file with the Securities and Exchange Commission (SEC)

today. The 10-Q will be available on TXO's Investor Relations website at www.txopartners.com/investors or on the SEC's website at www.sec.gov. TXO unitholders may request a printed copy free of charge of the Quarterly Report on Form 10-Q by emailing IR@txopartners.com or by writing to Investor Relations, 400 West 7th Street, Fort Worth, Texas 76102.

Non-U.S. Withholding Information

This press release is intended to be a qualified notice under Treasury Regulations Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of TXO’s distribution to foreign unitholders as being attributable to income that is effectively connected with a United States trade or business. Accordingly, TXO’s distributions to foreign unitholders are subject to federal income tax withholding at the highest applicable effective tax rate. For purposes of Treasury Regulations Section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold. Nominees, and not TXO, are treated as withholding agents responsible for any necessary withholding on amounts received by them on behalf of foreign unitholders.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements often include words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions, although not all forward-looking statements contain such identifying words. These forward-looking statements include our ability to continue to successfully develop the Elm Coulee field of the Williston Basin and other future development opportunities, our ability to generate meaningful distributions for our partners while building our net asset base, our ability to maintain or increase oil production and reserves, the margin potential and risk level of our current inventory, our ability to execute our strategy, our anticipated well inventory and drilling locations, projected lateral lengths and well productivity, and our 2026 capital program, the timing, amount and area of focus of future investments in our assets and the impacts of future commodity price changes. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made, and it is possible that the results described in this press release will not be achieved. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, including, without limitation, the following: our ability to meet distribution expectations and projections; the volatility of oil, natural gas and NGL prices; our ability to safely and efficiently operate TXO’s assets; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; and the risks and other factors disclosed in TXO’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, TXO does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for TXO to predict all such factors.